UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 4, 2021

AIADVERTISING, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-13215	30-0050402
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	IRS Employer Identification No.)

321 Sixth Street San Antonio, TX	78215
(Address of Principal Executive Offices)	(Zip Code)

(805) 964-3313

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Tile of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02  Election of Directors; Compensatory Arrangements of Certain Officers.

On November 4, 2021, the Board of Directors of AiAdvertising, Inc. (the “Company”) appointed Mark Fruehan to serve on the Company’s Board of Directors.

Since September 30, 2021, Mr. Fruehan has served as Chief Executive Officer of First Screen of the Americas, which offers digital first brands and content creators alternative distribution and billing mechanisms to monetize content. From July 2020 to June 2021, Mr. Fruehan was Chief Revenue Officer of Tradeswell, the leading AI-driven eCommerce solution, which helps brokers and resellers sell on Amazon, Walmart, and Target.  Prior to serving as Chief Revenue Officer at Tradeswell from April 2018 to July 2020, Mr. Fruehan served as President and Chief Revenue Officer at Verve Group, a Media and Games Invest SE   portfolio company (Berlin) and a privacy-first omnichannel ad platform offering programmatic solutions that connects advertisers and publishers to people in real time.  In October 2016, Mark co-founded Amplify.ai, a global enterprise chatbot platform funded by Costanoa Ventures, which was recently acquired by Triller.net; leading the sales and partner development through their start-up phase until March of 2018.  Mr. Fruehan’s roots in the mobile and wireless industry run deep, with leadership roles at Opera Mediaworks & AdMarvel as President, and Head of Business development and innovation at VeriSign and CellStar.

Mr. Fruehan has over 30 years of experience in the digital and mobile industry across cost per engagement, mobile content data service, media, monetization, including payments, and messaging. Mr. Fruehan has worked closely with brands, mobile operators, and media companies; in addition to holding several advisory seats and board memberships at early-stage ventures and established tech companies alike. Mr. Fruehan attended Penn State, earning a Bachelor of Science in Economics, and is a proud member of the 1982 NCAA Championship Football Team.

Mr. Fruehan will serve as a director until the next meeting of stockholders, or until his earlier death resignation or removal.

The Company’s Board of Directors has determined that Mr. Fruehan is “independent” within the meaning of the rules of The Nasdaq Stock Market and is qualified to serve on the Board of Directors because of his extensive industry experience within the ad-tech industry, his deep connections with advertisers and publishers, and his senior management experience.

There is no arrangement or understanding between Mr. Fruehan and any other persons, pursuant to which he was selected as a director. Mr. Fruehan has not engaged in any transaction, or any currently proposed transaction, in which the Company was or is to be a participant and the amount involved exceeds $120,000, and in which any related person had or will have a direct or indirect material interest. There are no family relationships between Mr. Fruehan and any director or executive officer of the Company.

Mr. Fruehan will receive the Company’s standard director compensation of $30,000 annually.

Item 8.01  Other Events.

Effective as of November 4, 2021, the Board approved the formation of its audit committee (the “Audit Committee”), compensation committee (the “Compensation Committee”) and nominating and corporate governance committee (the “Nominating Committee” together with the Audit Committee and Compensation Committee, collectively, the “Committees”). The Committees consist of Richard Berliner, Virginia “Rosie” O’Meara and Mark Fruehan.

The Company’s Board of Directors has adopted charters (the “Committee Charters”) to govern the membership and function of the Committees. The Committee Charters are filed herewith as exhibits 99.1, 99.2 and 99.3, respectively. A copy of each of the Committees Charters will also be placed on the Company’s website at https://www.aiadvertising.com.

Item 9.01  Exhibits.

Exhibit No.	Exhibit
99.1	Audit Committee Charter
99.2	Compensation Committee Charter
99.3	Nominating Committee Charter
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AIADVERTISING, INC.

Date: November 4, 2021	By:	/s/ Andrew Van Noy
		Name:	Andrew Van Noy
		Title:	Chief Executive Officer

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